August 06, 2026

Derek Liu

Re: Offer of Employment

Dear Derek,

Microvast, Inc. (the “Company”) is pleased to offer you employment according to the terms outlined herein.

Position. Your title will be Chief Accounting Officer of Microvast Holdings, Inc. (“Microvast Holdings” and, together with its direct and indirect subsidiaries, “Microvast”), the Company’s parent. You will report directly to the Microvast’s Chief Financial Officer (the “Supervisor”). A summary of your anticipated duties and responsibilities is included as Exhibit A. This position is full-time and exempt under the Fair Labor Standards Act, which means that you are not eligible for overtime pay for working more than 40 hours in a workweek.

Start Date; Work Location. We anticipate your first day of employment with us will be August 7, 2026, or such other date as we may mutually agree. Your primary work location will be Microvast Headquarters in Houston, TX, or such other location as reasonably require you to perform your duties.

Compensation. Your initial compensation is summarized below. Please note that the Company may modify compensation and benefits from time to time as it deems necessary or appropriate.

1.    Base Salary. Your annual base salary will be $350,000, less customary withholding and elective deductions. Your base salary will be paid according to the Company’s normal payroll practices, which are currently bi-weekly.

2.    Incentives. Your target short-term incentive opportunity is expected to be 50% of your base salary. You will also be eligible for consideration to be granted equity or other long-term incentive awards. Any such awards will be at the complete discretion of the Compensation Committee of the Board of Directors of Microvast Holdings.

Benefits. Beginning on the start date, you will be eligible to participate in any benefits plans offered to the employees of the Company generally. The Company may modify benefits policies from time to time, as it is necessary.

Additional Terms and Conditions.

3.    Restrictive Covenants. As a condition of employment, you will be expected to abide by all company policies, procedures, rules and regulations, and you will be required to sign an Employee Confidentiality and Invention Assignment Agreement.

In addition, by signing this letter, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

2929 BRIARPARK DRIVE | HOUSTON, TX 77042 TEL: 281-491-9505 1

4.    Employment “At-Will.” Your employment with the Company is “at-will,” meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Neither this letter nor any of its terms creates an obligation on the part of the Company, either express or implied, to employ you for a specific period of time or any specific treatment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed by a written agreement signed by you and the President of the Company, which expressly states the intention to modify the at-will nature of your employment.

5.    Non-disparagement. You agree never to make or otherwise communicate any defamatory, disparaging or otherwise negative verbal or written comments regarding Microvast or any of its present or former affiliates. You will not disparage Microvast or its current or former directors, officers, employees, agents or affiliates or otherwise take any action that could be reasonably expected, or that have the purpose and effect, to adversely affect in any manner (a) the conduct of Microvast or (b) the business reputation, goodwill or relationships of Microvast. This Section 5 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Nothing herein will preclude you from testifying truthfully in a legal proceeding if called upon to do so.

6.    Expense Reimbursement. The Company will reimburse you for reasonable business expenses in accordance with its travel and expense reimbursement policies and procedures.

7.    Entire Agreement. This letter constitutes the entire agreement between you and Microvast relating to this subject matter, and it supersedes all prior or contemporaneous agreements, discussions, understandings, negotiations or representations, whether oral or written, express or implied, relating to the subject matter of this letter or your employment with Microvast. This letter may not be modified or amended except by a specific, written arrangement signed by you and Microvast.

8.    Governing Law; Venue. The resolution of any disputes under this letter will be governed by the laws of the state of Texas. You agree that mandatory venue for any lawsuit arising out of your employment with the Company shall be in the federal or state courts sitting in Harris County, Texas.

9.    Severability. If court of competent jurisdiction determines that any other provision of this offer letter is invalid, void, illegal or unenforceable, then such court will modify or replace the language of such provision with a valid and enforceable provision, but only to the minimum extent necessary to render this provision legal and enforceable. All remaining provisions of this Agreement shall be unaffected thereby and shall continue to be valid and enforceable.

10.   Background Check. This offer is contingent upon your successful completion of an enhanced background verification process and reference checks.

2929 BRIARPARK DRIVE | HOUSTON, TX 77042 TEL: 281-491-9505 2

We look forward to having you join the Microvast team.

Sincerely,

/s/ Rodney Worthen
Rodney Worthen
Chief Financial Officer

Acceptance

I understand and accept the terms of this offer of employment.

/s/ Derek Liu
Derek Liu

August 07, 2026
Date

2929 BRIARPARK DRIVE | HOUSTON, TX 77042 TEL: 281-491-9505 3

EXHIBIT A

Job Summary

The Chief Accounting Officer will lead the enterprise global accounting, reporting, and controls functions while maintaining a deeply technical, hands-on role in daily execution. Reporting directly to the Chief Financial Officer, this executive drives the integrity of global financial reporting, oversees SOX compliance, and manages accounting operations across multi-entity international structures. This role requires a unique blend of corporate governance and granular execution; the successful candidate will personally author technical position papers, execute complex consolidations, and directly troubleshoot accounting workflows alongside the team to support the business expansion.

Key Responsibilities

  Lead global financial reporting and ensure the timely delivery of external requirements, including monthly, quarterly, and annual consolidations and SEC filings.
  Personally research, analyze, and author formal technical accounting position papers on complex transactions for management, the audit committee, and external auditors.
  Maintain a hands-on role in the general ledger by directly preparing, calculating, and inputting complex manual journal entries and multi-entity global consolidations.
  Design, implement, and oversee the operation of the enterprise-wide system of internal controls to maintain rigorous SOX compliance across domestic and foreign subsidiaries.
  Serve as the primary technical expert on US GAAP, IFRS, and China Accounting Standards, ensuring compliance across all international business activities.
  Act as a direct functional backup for operational accounting tasks, including reviewing transactional accounting entries, subsidiary account reconciliations, budget vs actual variance explanations, verifying bank reconciliations, and support AP/AR/Fixed Asset, Inventory and Consolidation Accounting workflows when necessary.
  Compile and organize detailed financial source data to assist the tax team with statutory reporting, tax-related accounting estimates and entries and cash tax exposure optimization.
  Act as the lead point of contact for external audit firms, personally building and defending the analytical working papers required for efficient reviews and audits.
  Manage and directly participate in the implementation, upgrade, and optimization of ERP systems, specifically SAP/S4Hana and QuickBooks, ensuring accurate data mapping and systems integration.
  Partner with executive leadership on capital market activities, financial due diligence, and post-acquisition accounting integration.
  Mentor and develop a high-performance global accounting team, fostering a culture of technical execution and collaboration.

Qualifications & Skills

  Minimum of 15 years of progressive accounting experience, with a proven track record of handling complex financial reporting in a public company environment.
  Active U.S. CPA certification is required.
  Big 4 public accounting experience is strongly preferred.
  Deep operational expertise in US GAAP, IFRS, CAS, SEC regulations, and SOX frameworks.
  Demonstrated history of direct system execution, with advanced proficiency in entering data, generating reports, and configuring workflows within SAP/S4Hana.
  Advanced Excel capabilities for complex financial modeling, multi-currency data manipulation, and cost reduction analysis.
  Ability to operate effectively as both a strategic financial leader and a meticulous individual doer in a fast-paced environment.

2929 BRIARPARK DRIVE | HOUSTON, TX 77042 TEL: 281-491-9505 A-1